Exhibit 99

        GATEWAY FINANCIAL EXECUTES UNDERWRITING AGREEMENT FOR THE SALE OF
                        2,000,000 SHARES OF COMMON STOCK

VIRGINIA BEACH, Va., Dec. 16 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS) (the "Company"), the holding company for Gateway Bank & Trust Co., announced that on December 15, it executed an underwriting agreement with Keefe, Bruyette & Woods for the sale of 2,000,000 shares of common stock at a price of $16.00 per share. The net proceeds of the public offering are expected to be approximately $30.08 million.

Keefe, Bruyette & Woods is the sole bookrunner for the offering and was granted an option, exercisable for a period of 30 days, to purchase up to an additional 300,000 shares of common stock to cover over-allotments, if any. The offering proceeds will be used for general corporate purposes and to support expansion of the Company's franchise, including the opening of new bank branches.

The offering was made pursuant to a registration statement filed with the Securities and Exchange Commission, which was declared effective yesterday.

About the Company

Gateway Bank & Trust Co. is a full-service community bank with a current total of 18 offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Moyock, Plymouth, and Roper, North Carolina, and in Virginia Beach
(5), Chesapeake (2), Suffolk and Emporia, Virginia. The bank also provides insurance through its Gateway Insurance Services, Inc.
subsidiary and brokerage services through its Gateway Investment
Services, Inc. subsidiary. Visit the Corporation's web site at http://www.gatewaybankandtrust.com.

SOURCE  Gateway Financial Holdings, Inc.
    -0-                             12/16/2005
    /CONTACT: D. Ben Berry, Chairman, President and CEO, or David Twiddy, Senior Executive Vice President, both of Gateway Financial Holdings, Inc., +1-757-422-4055/
    /Web site:  http://www.gatewaybankandtrust.com /
    (GBTS)